Amendment No. 1 to

Investment Advisory Agreement for Subadviser

First Amendment dated August 13, 2021, 2021 to the Investment Advisory Agreement for Subadviser dated February 1, 2021, as amended (the “Agreement”) made by and among Global Atlantic Investment Advisors, LLC, an Indiana limited liability company (the "Investment Adviser"), Forethought Variable Insurance Trust, a Delaware statutory trust (the "Trust"), on behalf of each series listed in Appendix A attached hereto, as may be amended from time to time, (the “Funds”), and Goldman Sachs Asset Management, L.P. (the “Subadviser"). Capitalized terms used herein and not otherwise defined shall have the definition set out in the Agreement.

In accordance with Section 14 of the Agreement, effective at the close of business on August 20, 2021, the parties hereby amend and restate Appendix A and Appendix B of the Agreement as attached hereto.

Except as otherwise set forth herein, the terms and conditions of the Agreement shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement to be effective upon the date above.

Forethought Variable Insurance Trust
By its authorized officer,

By:	/s/ Eric D. Todd
Name:	Eric D. Todd
Title:	President

Global Atlantic Investment Advisors, LLC
By its authorized officer,

By:	/s/ Eric D. Todd
Name:	Eric D. Todd
Title:	President

Goldman Sachs Asset Management, L.P.
By its authorized officer,

By:	/s/ Marci Green
Name:	Marci Green
Title:	Managing Director

Amended and Restated Appendix A

Global Atlantic Goldman Sachs Core Fixed Income Portfolio

Amended and Restated Appendix B

The annual subadvisory fee is expressed as a percent of the average daily net assets of the Fund as follows:

[Insert Fee Schedule]